Exhibit 10.2

Execution Version

THIS HEDGE PARTY RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  Nothing contained in thIS HEDGE PARTY RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability or, UNTIL the occurrence of the Agreement effective date on THE TERMS DESCRIBED IN THIS HEDGE PARTY RESTRUCTURING SUPPORT AGREEMENT, deemed binding on any of the parties TO THIS HEDGE PARTY RESTRUCTURING SUPPORT AGREEMENT.

Hedge Party Restructuring Support Agreement

This Hedge Party Restructuring Support Agreement (this agreement, including all exhibits and schedules attached hereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”)1 is made and entered into as of October 26, 2018, by and among the following parties (each of the parties described in Sub-Clauses (i) and (ii), a “Party” and, collectively, the “Parties”):

i.

Gastar Exploration Inc. (“Gastar”); its undersigned subsidiary Northwest Property Ventures LLC; and any other future subsidiary of Gastar (each a “Company Party” and collectively, the “Company” or the “Company Parties”); and

ii.

the entities Cargill, Inc. and NextEra Energy Marketing, LLC (each a “Hedge Party,” and collectively, the “Hedge Parties”) in their capacities as holders of claims arising under or related to the prepetition transactions entered into by such Hedge Party with Gastar under the applicable Initial Swap Party ISDA (as defined in the Hedge Party Term Sheet), including all liabilities and obligations of the Company outstanding as of the date of commencement of the Chapter 11 Cases (the “Petition Date”) and any claims of such Hedge Party arising out of any termination thereof (such claims, with respect to each Hedge Party individually or with respect to the Hedge Parties collectively, as the context requires, the “Hedge Claims”).

RECITALS

WHEREAS, the Parties have engaged in good faith, arm’s-length negotiations regarding the treatment of the Hedge Claims in connection with the restructuring and recapitalization of the Company;

WHEREAS, to implement the Restructuring Transaction (as defined in the Hedge Party Term Sheet), the Company intends to commence voluntary cases under chapter 11 of the

[1]

Capitalized terms used but not otherwise defined in this document have the meanings ascribed to such terms in the term sheet attached to this Agreement as Exhibit A (the “Hedge Party Term Sheet”), subject to Section 2 hereof.

Bankruptcy Code2 (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, the Company intends to pursue the Restructuring Transaction in accordance with a prepackaged chapter 11 plan of reorganization (the “Plan”) and a related disclosure statement (as may be amended or supplemented from time to time in accordance with the terms of this Agreement, the “Disclosure Statement”);

WHEREAS, the following sets forth the agreement among the Parties concerning their respective rights and obligations in respect of the Transaction.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound by this Agreement, agrees as follows:

AGREEMENT

Section 1.Agreement Effective Date.  This Agreement shall become effective and binding upon each of the Parties on the date: (a) each of the Company Parties has executed and delivered counterpart signature pages of this Agreement to the Hedge Parties; and (b) each of the Hedge Parties has executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties (such date, the “Agreement Effective Date”).

Section 2.Exhibits and Schedules Incorporated by Reference.  Each of the exhibits to this Agreement (including, but not limited to, the Hedge Party Term Sheet) and any schedules or annexes to such exhibits (collectively, the “Exhibits and Schedules”)) is expressly incorporated into, and made a part of, this Agreement.  As used in this Agreement, all references to this Agreement shall include the Exhibits and Schedules.  In the event of any inconsistency between this Agreement (without reference to the Exhibits and Schedules) and the Exhibits and Schedules, this Agreement (without reference to the Exhibits and Schedules) shall govern.

Section 3.Definitive Documentation.

(a)The definitive documents and agreements governing the Restructuring Transaction (collectively, the “Definitive Documents”) shall consist of this Agreement and each of the following documents:

(i)the Plan (and all exhibits to the Plan);

(ii)the order confirming the Plan (the “Confirmation Order”);

(iii)the Disclosure Statement, the other solicitation materials in respect of the Plan (such materials, collectively, the “Solicitation Materials”);

[2]	“Bankruptcy Code” means title 11 of the United States Code, as amended.

(iv)the interim and final orders approving use of cash collateral and debtor-in-possession financing (the “DIP Orders”);

(v)the Hedge Party Secured Note (as defined in the Hedge Party Term Sheet), which shall be contained in the supplement to the Plan to be filed in the Chapter 11 Cases; and

(vi)the Intercreditor Agreement (as defined in the Hedge Party Term Sheet).

(b)Certain of the Definitive Documents remain subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement.  The provisions regarding treatment of the Hedge Claims under the Plan or any other provisions of the Definitive Documents that will have a material adverse affect on the rights of the Hedge Parties shall be in form and substance acceptable to the Company Parties and the Hedge Parties.

Section 4.Commitments Regarding the Restructuring Transaction.

4.01.Commitment of the Hedge Parties.

(a)From the Agreement Effective Date until the termination of this Agreement in accordance with the terms hereof, each of the Hedge Parties agrees to:

(i)vote each of its claims, including the Hedge Claims, against the Company to accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis;

(ii)negotiate in good faith the Definitive Documents and use commercially reasonable efforts to take any and all necessary and appropriate actions in furtherance of the Restructuring Transaction and the Plan (if applicable) and this Agreement;

(iii)use commercially reasonable efforts to support and take all actions necessary or appropriate to facilitate the solicitation, confirmation and consummation of the Restructuring Transaction and the Plan (if applicable);

(iv)consent to and use commercially reasonable efforts to support the release, discharge, exculpation, and injunction provisions contained in the Definitive Documents and, if applicable, not “opt out” of such provisions in the Plan;

(v)not (A) object to or join in any objection to the Confirmation Order, or (B) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that is not materially consistent with this Agreement or the Plan;

(vi)not change or withdraw (or cause to be changed or withdrawn) any vote(s) to accept the Plan;

(vii)not transfer any of their Hedge Claims prior to the effective date of the Plan to any party that is not a Hedge Party; and

(viii)not (A) object to, delay, impede, or knowingly take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transaction, (B) propose, file, support, or vote for any actual or proposed transaction involving any or all of (1) another financial and/or corporate restructuring of the Company, (2) the issuance, sale, or other disposition of any equity or debt interests, or any material assets, of the Company, or (3) a merger, consolidation, business combination, joint venture, liquidation, dissolution, winding up, assignment for the benefit of creditors, recapitalization, refinancing, or similar transaction involving the Company, other than the Restructuring Transaction, or (C) exercise any right or remedy for the enforcement, collection, or recovery of any Debtor Claims/Interests, or (D) support, encourage or direct any other person or entity to take any such action.

(b)Notwithstanding the foregoing, nothing in this Agreement and neither a vote to accept the Plan by any Hedge Party nor the acceptance of the Plan by any Hedge Party shall:  (i) be construed to prohibit any Hedge Party from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the other Definitive Documents, complying with applicable law or exercising any rights (including any consent and approval rights contemplated under this Agreement or the other Definitive Documents) or remedies specifically reserved in this Agreement or the other Definitive Documents; (ii) be construed to prohibit or limit any Hedge Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, during the Effective Period, such appearance and the positions advocated  are not inconsistent with this Agreement; or (iii) impair or waive the rights of any Hedge Party to assert or raise any objection permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court.

4.02.Commitment of the Company.

(a)From the Agreement Effective Date until the termination of this Agreement in accordance with the terms hereof, each of the Company Parties agrees to:

(i)negotiate in good faith all Definitive Documents and take any and all reasonably necessary and appropriate actions in furtherance of the Restructuring Transaction, the Plan (if applicable), and this Agreement;

(ii)use reasonable best efforts to obtain orders of the Bankruptcy Court in respect of the Restructuring Transaction, including the Confirmation Order;

(iii)support and use reasonable best efforts to consummate the Restructuring Transaction in accordance with this Agreement within the time-frames contemplated under this Agreement.

(iv)use reasonable best efforts to negotiate, execute and deliver any other agreements necessary to effectuate and consummate the Restructuring Transaction;

(v)use commercially reasonable efforts to obtain any and all regulatory and/or third‑party approvals necessary or appropriate in connection with the Restructuring Transaction;

(vi)pay the reasonable and documented fees and expenses of the Hedge Parties as set forth in Section 9 of this Agreement;

(vii)not object to or join in any objection to, on any grounds, including but not limited to, avoidance, disallowance, expungement, recharacterization, subordination, or otherwise, the Hedge Claims;

(viii)timely file an objection or response with the Bankruptcy Court to any motion, or other pleading, filed with the Bankruptcy Court by a party seeking the entry of an order: (1) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code); (2) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (3) dismissing any of the Chapter 11 Cases; (4) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable; or (5) objecting to the Hedge Claims; and

(ix)not directly or indirectly: (A) delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transaction, or otherwise take any action which would, or which would reasonably be expected to, breach or be inconsistent with this Agreement; or (B) support, encourage or direct any other person or entity to take any action referred to in this Section 4.02(a)(ix).

(b)Nothing in this Agreement shall require the Company, the Board or any other person or entity, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transaction to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law.

Section 5.Representations and Warranties of Hedge Parties.  Each Hedge Party, severally, and not jointly, represents and warrants for itself and not any other person or entity that the following statements are true, correct, and complete, to the best of its actual knowledge, as of the date of this Agreement and the Hedge Termination Date (as defined in the Hedge Party Term Sheet):

(a)it is the owner of the Hedge Claims;

(b)such Hedge Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect such Hedge Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(c)it has the full power and authority to act on behalf of, vote, and consent to matters concerning such Hedge Claims.

Section 6.Mutual Representations and Warranties.  Each (i) Hedge Party, severally, and not jointly, and (ii) Company Party, on a joint and several basis, represents and warrants for itself and not any other person or entity that the following statements are true, correct, and complete, to the best of its actual knowledge, as of the date of this Agreement:

6.01.Enforceability.  It is validly existing and in good standing under the laws of the state of its organization.  This Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

6.02.No Consent or Approval.  Except as expressly provided in this Agreement, the Plan (if applicable), the Hedge Party Term Sheet, or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transaction contemplated by, and perform the respective obligations under, this Agreement.

6.03.Power and Authority.  Except as expressly provided in this Agreement and subject to applicable law, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transaction contemplated by, and perform its respective obligations under, this Agreement.  Each of the Definitive Documents will be duly authorized and, assuming due authorization, execution and delivery of such Definitive Document by the other parties to such Definitive Document, when executed and delivered by each Party, will constitute a legal, valid, binding instrument enforceable against the Parties in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

6.04.Other Representations.  Each Party represents and warrants that it has sufficient knowledge and experience to evaluate properly the terms and conditions of the Restructuring Term Sheet, the Plan (if applicable), and this Agreement.  Each Party further represents and warrants that it has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction.

Section 7.Cooperation and Support.  The Company shall provide the Hedge Parties with reasonable advance notice of and an opportunity to review and comment on each Definitive Document.  The form and substance of such Definitive Document shall be subject to the consent and approval rights of the Company and the Hedge Parties set forth in Section 3 of the Restructuring Support Agreement.

Section 8.Termination Events.

8.01.Hedge Party Termination Events.  With respect to any Hedge Party, so long as such Hedge Party has not failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure is the result of any act, omission or delay on the part of any Company Party in violation of its obligations under this Agreement), this

Agreement may be terminated by such Hedge Party as to such Hedge Party pursuant to this Section 8.01 upon prior written notice delivered in accordance with this Agreement, upon the occurrence and continuation of any of the following events:

(a)the occurrence of a material breach of this Agreement by any Party other than the terminating Hedge Party.  However, if such breach is capable of being cured, the breaching Party shall have five (5) business days following written notice from such Hedge Party of the occurrence thereof to cure such breach;

(b)the (i) conversion of one or more of the Chapter 11 Cases of the Company Parties to a case under chapter 7 of the Bankruptcy Code, (ii) dismissal of one or more of the Chapter 11 Cases of the Company Parties, unless such conversion or dismissal, as applicable, is made with the prior written consent of such Hedge Party, or (iii) appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) or (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(c)any of the Definitive Documents do not comply with Section 3 of this Agreement;

(d)a material breach by any Company Party of any representation or warranty of such Company Party set forth in Section 6 of this Agreement that could reasonably be expected to have a material adverse impact on the consummation of the Restructuring Transaction that (to the extent curable) remains uncured for a period of ten (10) business days after the receipt by the Company of written notice and description of such breach from any other Party;

(e)any Company Party terminates its obligations under and in accordance with Section 8.02 of this Agreement;

(f)the failure to meet any of the Milestones unless: (i) such failure is the result of any act, omission, or delay on the part of such Hedge Party in material violation of its obligations under this Agreement; or (ii) such Milestone previously has been waived by such Hedge Party; or

(g)any other Hedge Party terminates its obligations under and in accordance with this Section 8.01.

8.02.Company’s Termination Events.  So long as no Company Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure is the result of any act, omission, or delay on the part of the Hedge Parties in violation of their obligations under this Agreement), the Company may terminate this Agreement as to all Parties upon prior written notice, delivered in accordance with Section 11.09 of this Agreement, upon the occurrence of any of the following events:

(a)A material breach by any of the Hedge Parties of any provision set forth in this Agreement that has an adverse effect on the Company and that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by the Hedge Parties of notice of such material breach;

(b)the Board determines, after consulting with counsel, that proceeding with the Restructuring Transaction would be inconsistent with its fiduciary duties or applicable law and that failure to terminate this Agreement would be inconsistent with the exercise of its fiduciary obligations or applicable law; or

(c)the Bankruptcy Court enters an order denying confirmation of the Plan.

8.03.Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among each of the Company and the Hedge Parties.

8.04.Termination upon Completion of the Restructuring Transaction.  This Agreement shall terminate automatically without any further required action or notice on the effective date of the Plan.

8.05.Effect of Termination.  Upon the termination of this Agreement as to a Party, this Agreement shall be of no further force or effect with respect to such Party.  Each Party subject to such termination shall: (a) be released from its commitments, undertakings, and agreements under or related to this Agreement; (b) have the rights and remedies that it would have had, had it not entered into this Agreement; and (c) be entitled to take all actions, whether with respect to the Restructuring Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement.   The termination of this Agreement with respect to any Party shall not relieve or absolve any Party of any liability for any breaches of this Agreement that preceded the termination of the Agreement.

Section 9.Fees and Expenses.  Upon receipt of a request for payment, the Company shall promptly pay and reimburse all reasonable and documented fees and out-of-pocket fees and expenses of the Hedge Parties, including the fees and expenses of all attorneys, accountants, advisors, consultants, and other professionals of the Hedge Parties (regardless of whether such fees and expenses are incurred before or after the Petition Date).

Section 10.Amendments; Consents and Waivers.  This Agreement (including the Exhibits and Schedules), may not be modified, amended, or supplemented in any manner except in writing signed by the Company and each of the Hedge Parties.  Any proposed modification, amendment, or supplement that is not approved by the requisite Parties as set forth above shall be ineffective and void ab initio.

Section 11.Miscellaneous.

11.01.Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters in this Agreement specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transaction, as applicable.

11.02.Complete Agreement.  This Agreement (including the Exhibits and Schedules) constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior negotiations, agreements, and understandings, whether oral or written, among the Parties with respect thereto.

11.03.Headings.  The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision of this Agreement.

11.04.GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in either the United States District Court for the Southern District of New York or any New York state court (the “Chosen Courts”).  Solely in connection with claims arising under this Agreement, each Party: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party to this Agreement or constitutional authority to finally adjudicate the matter.  Notwithstanding the foregoing, if the Company Parties commence the Chapter 11 Cases, then the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive Chosen Court.

11.05.Trial by Jury Waiver.  EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.06.Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery. Each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

11.07.Interpretation and Rules of Construction.  This Agreement is the product of good faith negotiations among the Company and the Hedge Parties.  Consequently, this Agreement shall be enforced and interpreted in a neutral manner.  Any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement.  The Company and the Hedge Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived.  In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.  For the purposes of this Agreement, the term “including” shall mean “including, without limitation,” whether or not so specified.

11.08.Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

11.09.Notices.  All notices hereunder shall be deemed given if in writing and delivered by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)if to a Company Party, to:

Gastar Exploration Inc.
1331 Lamar Street, Suite 650
Houston, TX 7710
Attention:	Michael A. Gerlich
mgerlich@gastar.com
Heather Rhodes
hrhodes@gastar.com
with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention:	Ross M. Kwasteniet, P.C.
ross.kwasteniet@kirkland.com
Douglas E. Bacon, P.C.
douglas.bacon@kirkland.com
John R. Luze
john.luze@kirkland.com

(b)if to NextEra Energy Marketing, LLC, to:

NextEra Energy Marketing, LLC
700 Universe Blvd.
Juno Beach, Florida 33408
Attn: Credit Department
Fax: 561-694-7642
With a copy to counsel to the Hedge Parties (which shall not constitute notice):

Attn: Legal Department – Contracts Group
Fax: 561-694-7504

(c)if to Cargill, Inc., to:

Cargill, Incorporated
Cargill Risk Management
840 West Sam Houston Parkway North, Suite 300
Houston, TX 77024
Attention: Tyler R Smith
Fax: 952-367-0849
Email: Tyler_Smith_1@Cargill.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.  Any notice given by delivery, mail (electronic or otherwise), or courier shall be effective when received.  For purposes of this Agreement, any consents or approvals of the Hedge Parties may be provided by counsel to the Hedge Parties.

11.10.Waiver.  If the Restructuring Transaction is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating to this Agreement shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms, pursue the consummation of the Restructuring Transaction, or the payment of damages to which a Party may be entitled under this Agreement.

11.11.Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party.  Consequently, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

11.12.Severability and Construction.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if the essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

11.13.Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative.  The exercise of any right, power, or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

11.14.Email Consents.  Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

Company Parties:

GASTAR EXPLORATION INC.

By:	/s/ Michael A. Gerlich

Name:	Michael A. Gerlich
Title:	Sr Vice President and CFO

NORTHWEST PROPERTY VENTURES LLC

By:	/s/ Michael A. Gerlich

Name:	Michael A. Gerlich
Title:	Sr Vice President and CFO

Debtor Signature Page to Hedge Party Restructuring Support Agreement

Hedge Parties:

NEXTERA ENERGY MARKETING, LLC

By:	/s/ Lawrence Silverstein

Name:	Laurence Silverstein
Title:	Senior Vice President and Managing Director

CARGILL, INCORPORATED

By:	/s/ Tyler R. Smith

Name:	Tyler R. Smith
Title:	Authorized Signer

Hedge Party Signature Page to Hedge Party Restructuring Support Agreement

EXHIBIT A to
the Hedge Party Restructuring Support Agreement

Hedge Party Term Sheet

Gastar Exploration Inc.

HEDGE PARTY TERM SHEET

October 26, 2018

This term sheet (the “Hedge Party Term Sheet”) summarizes the material terms and conditions of certain transactions in connection with an in-court restructuring (the “Restructuring Transaction”) of the capital structure and financial obligations of Gastar Exploration Inc., a Delaware corporation (“Gastar”), and its subsidiary related to the obligations of Gastar under the applicable Initial Swap Party ISDAs (as defined in the hereinafter defined Existing Intercreditor Agreement, the “Initial Swap Party ISDAs”)) entered into between Gastar and each of the Hedge Parties (as defined below).  This Hedge Party Term Sheet is attached to and made a part of the Hedge Party Restructuring Support Agreement (as amended, modified or supplemented from time to time, the “Hedge Party RSA”),3 dated as of October 26, 2018, by and among the Company and the Hedge Parties (as each such term is defined below).

THIS HEDGE PARTY TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER OR PROPOSAL WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY chapter 11 PLAN. THE PARTIES TO THIS TERM SHEET ACKNOWLEDGE AND AGREE THAT ANY SUCH  OFFER, PROPOSAL OR SOLICITATION, IF ANY, WILL BE MADE ONLY IN COMPLIANCE WITH APPLICABLE PROVISIONS OF ALL APPLICABLE LAW.  THIS HEDGE PARTY TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY RESTRUCTURING TRANSACTION.

OVERVIEW
Parties to the Restructuring

Company:  Gastar; Northwest Property Ventures, LLC; and any other future subsidiaries of Gastar (collectively, the “Company”).

Hedge Parties: Each of Cargill, Inc. (“Cargill”) and NextEra Energy Marketing, LLC (“NextEra”, and together with Cargill, the “Hedge Parties”), in its capacity as holder of claims arising under or related to the Company’s prepetition transactions entered into by such Hedge Party with any Company Party under the applicable Initial Swap Party ISDA, including all liabilities and other obligations of the Company outstanding as of the date of commencement of the Chapter 11 Cases (the “Petition Date”) and all claims of the applicable Hedge Party arising out of the termination thereof (such claims, with respect to any Hedge Party individually or with respect to the Hedge Parties collectively, as the context requires, the “Hedge Claims”).

The Company and the each of the Hedge Parties is referred to in this Hedge Party Term Sheet as a “Party”, and they are collectively referred to in this Restructuring Term Sheet as the “Parties”.

[3]	Capitalized terms used but not defined herein have the meaning given to them in the Hedge Party RSA.

Treatment of Hedge Claims

The Restructuring Transaction will be implemented pursuant to the Chapter 11 Cases on the terms set forth in the Plan.

The Plan shall provide that, on the effective date of the Plan (the “Effective Date”), each holder of Hedge Claims shall receive cash in an amount equal to 100% of such holder’s Hedge Claims (the “Hedge Claims Payment Amount”), payable in the following installments:

(i) on the Effective Date, an amount (the “Catch-Up Payment Amount”) equal to the product of:

(a) the number of monthly settlement payments that would have occurred after the Hedge Termination Date and on or prior to the Effective Date had the Hedge Claims not been liquidated divided by 14; and

(b) the Hedge Claims Payment Amount; and

(ii) the remaining amount of the Hedge Claims Payment Amount owed to each Hedge Party in equal monthly installments with such remaining amount to be paid in full by December 31, 2019 pursuant to new secured notes issued to each Hedge Party (such notes, the “Hedge Party Secured Notes”) that will be secured by an uncapped first priority security interest in and lien on the Collateral (as defined below), which security interest and lien shall rank pari passu with the liens granted to the holders of the senior-most creditors (with respect to debt for borrowed money) of the Company (which, for the avoidance of doubt, may be the creditors under the first lien exit facility after the Effective Date (the “Exit Facility”) to be provided on the Effective Date by funds affiliated with Ares Management, L.P. (“Ares”) under the Plan).  Funds in the Exit Facility will be available to make payments under the Hedge Party Secured Notes.

Each holder of Hedge Claims shall receive under the Plan the treatment described above in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Hedge Claims.  Any action to be taken by the Company on the Effective Date may be taken on the Effective Date or as soon as is reasonably practicable thereafter.

Prior to the Effective Date but after effectiveness of the DIP Orders (as defined in the Hedge Party RSA), the Hedge Claims shall be secured by a first priority lien on the same collateral securing the hedge and swap transactions between the Company Parties and the Hedge Parties as of the date of the Hedge Party RSA in accordance with the Existing Intercreditor Agreement and Security Instruments (as defined in the hereinafter defined Existing Intercreditor Agreement).  The Hedge Parties’ existing senior secured liens and security interests shall be acknowledged and preserved in the DIP Order, and shall not be primed.

Prior to the effectiveness of the DIP Orders, the Hedge Claims shall be secured by the liens on and security interests in the Collateral (as defined in the Existing Intercreditor Agreement), in accordance with the terms of the Existing Intercreditor Agreement and Security Instruments.

Liquidation of Hedge Claims

On or as soon as practicable following the Petition Date (the “Hedge Termination Date”), each Hedge Party shall exercise its rights under the Initial Swap Party ISDA to which it is a party to terminate all of the transactions in effect under such Initial Swap Party ISDA in accordance with the terms of such Initial Swap Party ISDA and such transactions.  Upon the designation of an early termination date under the Initial Swap Party ISDAs, the Hedge Parties shall take all steps necessary to liquidate the Hedge Claims.  The Hedge Claims will be allowed in full in the Chapter 11 Cases and such amounts will be fully secured and treated as a secured claim as set forth in the Plan in accordance with this Hedge Party Term Sheet.

Milestones

The Hedge Parties’ support for the transactions described in this Hedge Party Term Sheet is contingent on the Company commencing the Chapter 11 Cases by no later than November 20, 2018 and securing confirmation of the Plan and the Plan having gone effective by no later than 180 days after the Petition Date (collectively, the “Milestones”).

Release

The Definitive Documentation, including the Plan, shall include full customary debtor and “third party” releases from liability in favor of the Company, each of the Hedge Parties, and each of their respective directors, officers, funds, affiliates, members, employees, partners, managers, investment advisors, agents, representatives, principals, consultants, attorneys, professional advisors, heirs, executors, successors and assigns (each in their capacity as such).

Collateral

On and after the Effective Date, the Hedge Party Secured Notes will be secured by an uncapped, first priority lien on and security interest in the collateral that secures the Exit Facility that ranks pari passu with the liens granted to the holders of the senior-most creditors (with respect to debt for borrowed money) of the Company Parties (which, for the avoidance of doubt, may be the creditors under the Exit Facility after the Effective Date).

For the avoidance of doubt, subject to certain thresholds and exceptions to be agreed among the Company and Ares, the Exit Facility and Hedge Claims will be secured by a perfected first-priority security interest in and lien on substantially all of the Company’s tangible and intangible assets (collectively, the “Collateral”), including, without limitation, (i)  all of the Company’s deposit, securities and commodities accounts, in each case, subject to certain customary exceptions and subject to control agreements, and (ii) oil and gas properties of the Company comprising not less than each of (a) 90% of the PV10 of the proved reserves attributable to such properties of the Company and (b) 90% of the net acres of such properties with no associated proved reserves of the Company, in each case, subject to exceptions for “excluded property” to be agreed among the Company and Ares.

Repayment Terms

The initial principal amount of each Hedge Party Secured Note shall be equal to the difference between (i) the full amount of the applicable Hedge Claims Payment Amount and (ii) the applicable Catch-Up Payment Amount.  Pursuant to the Hedge Party Secured Notes, the Company shall pay to each Hedge Party an amount equal to the Catch-Up Payment Amount applicable to such Hedge Party on the Effective Date and then on the first business day of each month thereafter in equal monthly installments until the initial principal amount of the Hedge Party Secured Note is paid in full, which shall occur by no later than December 31, 2019.  Except as provided below, no Hedge Party Secured Note will accrue interest.  Any payments made in respect of any Hedge Party Secured Note shall be made to the Hedge Parties pro rata in accordance with each Hedge Party’s proportionate share of the total amount of Hedge Claims.

Default Interest

In the event that the Company fails to satisfy any of its payment obligations under any Hedge Party Secured Note, and such failure remains unremedied for a period of five business days, the Hedge Party Secured Note will accrue interest at a rate of 5% per annum until such time as such payment default has been remedied (including payment of all such accrued interest).  The balance of the Hedge Parties’ rights and remedies upon the occurrence of a payment default will be governed by the Intercreditor Agreement (as defined below).  If the Company fails to cure any payment default within 30 calendar days of the original payment date, it shall be an event of default under the Hedge Party Secured Note.

Intercreditor Agreement

The Hedge Party Secured Notes will be subject to an intercreditor agreement (the “Intercreditor Agreement”) by and among the Hedge Parties, the Company, and the administrative and collateral agent under the Exit Facility (the “Exit Facility Agent”).  The terms of the Intercreditor Agreement shall be in form and substance substantially similar to the terms contained in that certain Intercreditor Agreement (the “Existing Intercreditor Agreement”), dated as of March 3, 2017, by and between, among others, the Hedge Parties, the Company, and Wilmington Trust, National Association, in its capacity as administrative and collateral agent under the Company’s existing first lien term loan credit agreement and otherwise in form and substance acceptable to the Company, the Hedge Parties, and the Exit Facility Agent.  Upon the occurrence of a payment default or other event of default under any Hedge Party Secured Note, the applicable Hedge Party shall have rights substantially similar to the rights and remedies arising under the Existing Intercreditor Agreement, including the rights and remedies of a Hedge Party arising upon the occurrence of a “Triggering Event”.

None of the Hedge Party Secured Notes, the Intercreditor Agreement, or the Plan shall contain any restriction on any refinancing of the Exit Facility so long as (a) the indebtedness evidenced by the Hedge Party Secured Notes is permitted by such refinancing debt, (b) the Hedge Party Secured Notes continue to be secured by an uncapped, first priority lien on and security interest in the collateral that secures the Exit Facility that ranks pari passu with the liens granted to the holders of the senior-most creditors (with respect to debt for borrowed money) of the Company Parties (which, for the avoidance of doubt, may be the creditors under the Exit Facility after the Effective Date) and on a senior basis during any bankruptcy filing period, and (c) in connection with such refinancing facility, the new lenders either execute a joinder to the Intercreditor Agreement or enter into a new intercreditor agreement that is either (i) substantially similar to the Intercreditor Agreement, or (ii) not materially less advantageous to the Hedge Parties than the Intercreditor Agreement and does not have the effect of disproportionately disadvantaging or otherwise discriminating against any Hedge Party, or the Hedge Parties as a whole, as compared to the Intercreditor Agreement.  The Intercreditor Agreement shall contain (a) an agreement to such effect by the Hedge Parties and (b) a consent to any such refinancing by the Hedge Parties.

Definitive Documentation

Each Hedge Party Secured Note shall: (a) contain standard representations and warranties for senior secured credit agreements; (b) contain standard affirmative and negative covenants related to payment and otherwise standard for senior secured credit agreements; (c) contain standard events of default for senior secured credit agreements, (d) be consistent with this Hedge Party Term Sheet; and (e) otherwise be in form and substance acceptable to the Hedge Parties and the Company; provided that such representations, warranties, covenants and events of default shall be no more burdensome (from the Company’s perspective) than the representations, warranties, covenants and events of default in the documents memorializing the Exit Facility.